EXHIBIT 99.1


FOR IMMEDIATE RELEASE

             ENZO BIOCHEM UNIT TO ACQUIRE AXXORA LIFE SCIENCES, INC.
                GLOBAL REAGENT MANUFACTURER AND MARKETING COMPANY
                                     -------
       ACQUISITION WILL BROADEN ENZO'S LIFE SCIENCE ACTIVITIES AND EXPAND
          PRODUCT DEVELOPMENT, PRODUCTION AND DISTRIBUTION CAPABILITIES

NEW YORK, NY, May 30, 2007 - Enzo Biochem, Inc. (NYSE:ENZ) announced today that its wholly owned subsidiary, Enzo Life Sciences, Inc., has signed a definitive agreement to acquire Axxora Life Sciences, Inc., a privately owned global manufacturer and marketer of life sciences research products, for approximately $16.3 million in cash. Upon completion of the acquisition, Axxora will become a wholly owned subsidiary of Enzo Life Sciences and will greatly expand Enzo's life sciences product development, production and marketing capabilities.

        Axxora had revenues of approximately $16 million and 60 employees worldwide in 2006. Axxora has wholly-owned subsidiaries in the U.S., Switzerland, Germany and the United Kingdom, as well as branch offices and distributors located in other major markets, and benefits from a history of profitability.

        Axxora's ALEXIS(R) Biochemicals division, based in Lausen, Switzerland, is an internationally recognized brand and an acknowledged leader in manufacturing, in-licensing and commercializing high-quality reagents in key research areas. Axxora's Apotech(R) division, also based in Switzerland, is engaged in the discovery, development and production of new products in the field of immunology, apoptosis and inflammation. Axxora's electronic marketplace enables customers to purchase research reagents from internationally recognized manufacturers covering all areas of the life sciences research reagents field.

        "Axxora enjoys a strong international position as a developer, manufacturer and distributor of reagents addressing immunological and cellular research and the biochemical industries. We expect it to prove highly synergistic with regard to the activities of Enzo Life Sciences," said Barry Weiner, President of Enzo. "In addition to broadening our revenue base, the acquisition will significantly expand our distribution capabilities internationally providing Enzo with a base to market its products throughout Europe and the rest of the world. It complements our Life Sciences business in many ways. Axxora will have access to Enzo Life Sciences' technological capabilities, and unique platforms particularly in the growing areas of nucleic acid technology labeling and detection, where Enzo holds a solid proprietary position. Furthermore, Axxora's strong European presence and operational capabilities, along with its state-of-the-art electronic information and ordering marketplace, which encompasses a wide range of diverse products, makes this transaction especially attractive. Finally, we view this strategic transaction as the beginning of a program to build critical mass in our Life Sciences division via acquisition as well by organic growth."

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        Carl W.  Balezentis  Ph.D.,  President of Enzo Life Sciences,  commented that "Axxora has a proven leadership team and a strong international brand. We see significant growth opportunities through Axxora's broad international presence, the expansion of its reagent production, marketing capabilities, and its integration with Enzo Life Sciences' proprietary position in this dynamic field."

        "We are excited  that our well  established  life  sciences  business is joining an organization that shares our focus on providing innovative, high-quality research reagents," said Georges Chappuis, Ph.D., President and Chief Executive Officer of Axxora. "With our senior management team, including the heads of all our units, remaining in place following the acquisition, we believe that the combined organization will be strongly positioned to maximize new growth opportunities integrating Enzo's strong innovative research programs with Axxora's international marketing capabilities"

        The acquisition is subject to customary closing conditions and is expected to close in early June 2007.

ABOUT ENZO

        Enzo Biochem is engaged in the research, development and manufacture of innovative health care products based on molecular biology and genetic engineering techniques, and in providing diagnostic services to the medical community. Enzo's Life Sciences division develops, produces and markets proprietary labeling and detection products for gene sequencing and genetic analysis. Its catalog of over 300 products serves the molecular biology, drug discovery and pathology research markets. The Company's therapeutic division is in various stages of clinical evaluation of its proprietary gene medicine for HIV-1 infection and its proprietary immune regulation medicines for uveitis, Crohn's Disease, and NASH (non-alcoholic steatohepatitis), and conducts pre-clinical research on several candidate compounds aimed at producing new mineral and organic bone, including technology that could provide therapy for osteoporosis and fractures, among other applications. Enzo's Clinical Labs division provides routine and esoteric reference laboratory services for physicians in the New York Metropolitan area. Underpinning the Company's technology and operations is an extensive intellectual property estate in which Enzo owns or licenses over 200 patents worldwide, and has pending applications for over 180 more. For more information visit our website www.enzo.com.

EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE CONSIDERED "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH STATEMENTS INCLUDE DECLARATIONS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND ITS MANAGEMENT. INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD MATERIALLY AFFECT ACTUAL RESULTS.

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THE COMPANY DISCLAIMS ANY OBLIGATIONS TO UPDATE ANY FORWARD-LOOKING STATEMENT AS
A RESULT OF DEVELOPMENTS OCCURRING AFTER THE DATE OF THIS PRESS RELEASE.

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CONTACT:
  For: Enzo Biochem, Inc.

  Steve Anreder, 212-532-3232       or     Ed Lewis, CEOcast, Inc., 212-732-4300